Exhibit 99.1

[LOGO OF UMB]

Information Release

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, Mo. 64141

January 19, 2004	For more information, please contact:

Bridget Hess, 816-860-5644

PETER J. DESILVA JOINS UMB AS PRESIDENT AND CHIEF OPERATING OFFICER

Kansas City, Mo. – UMB Financial Corporation (NASDAQ: UMBF) is pleased to announce that Peter J. deSilva has joined the company as the new president and chief operating officer. As COO, he will oversee many of the company’s business units and product lines, such as Trust & Wealth Management, UMB Scout Brokerage Services, UMB Investment Services Group and Retail Banking. In addition to overseeing these business units, Mr. deSilva will direct back-office and administrative operations for the company by leading all functions within the Financial Services and Support, Human Resources and Organizational Development Departments.

Mr. deSilva comes to UMB with 16 years of experience in the financial services industry and more than 20 years of experience in management. He has worked for Fidelity Investments in Boston since 1987, most recently as senior vice president for Fidelity Brokerage Company. Mr. deSilva is a graduate of the University of Massachusetts in Dartmouth, Mass.

“Peter’s tenure and track record at a great financial services and investment company bring to UMB a strong combination of operational, product and customer service expertise,” said R. Crosby Kemper III, chairman and chief executive officer of UMB Financial Corporation. “I expect that he will work very closely with me to help drive the future direction of this company and its subsidiaries.”

Mr. deSilva and his family are in the process of relocating to Kansas City from Boston. He will work from the company’s 1010 Grand Boulevard headquarters in downtown Kansas City beginning January 20, 2004.

In addition, the company announced the formation of a new management committee consisting of R. Crosby Kemper III, Peter deSilva, Peter Genovese, chief executive officer of UMB Bank St. Louis and holding company vice chairman for the eastern region, Mariner Kemper, chairman of UMB Bank Colorado and holding company vice chairman for the western region, and Dan Stevens, chief financial officer.

UMB Financial Corporation is an $8 billion holding company headquartered in Kansas City, Mo. The company offers banking and related financial services to individual and business customers. It owns and operates 156 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska.

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